EXHIBIT 4(e)

      Resolutions Establishing the terms of 6.9% Notes due 2004.


      WHEREAS, the Board of Directors of the Company previously authorized and approved, pursuant to resolutions duly adopted on April 16, 1999 (the "Resolutions"), the issuance of debt securities and capital stock of the Company (the "Securities") in such amounts, with such terms, in such manner and at such price in one or more series as the special committee (the "Special Committee") established in the Resolutions may from time to time determine, provided that the aggregate amount of the Securities to be so issued does not exceed $500,000,000;

      WHEREAS, the Board of Directors empowered the Special Committee pursuant to the Resolutions with all the powers and authority of the full Board of Directors to take all actions relating to the creation, issuance and sale of the Securities including in the case of debt securities, but not limited to, determining or approving (1) the type of security or securities; (2) the title or titles thereof; (3) the aggregate principal amount and denominations thereof; (4) the maturity or maturities thereof;
      (5) the interest rate or rates (which may be fixed or variable) to be borne thereby; (6) the form of subordination, if any; (7) any conversion rate; (8) any optional or mandatory redemption provisions in respect thereof, including sinking fund provisions; (9) any affirmative and negative covenants to be imposed on the Company in respect thereof; (10) any events of default in respect thereof; (11) any rights of defeasance in respect thereof; and (12) any and all other terms, conditions and provisions in respect thereof; and

      WHEREAS, this Special Committee believes it is in the best interest of the Company to create debt securities as set forth in the following resolutions under an Indenture dated as of September 15, 1992 (the "Indenture"), between the Company and The Bank of New York, as successor trustee to Continental Bank National Association (the "Trustee").

      RESOLVED, that the Company hereby establishes a series of the Company's debt securities to be issued under the Indenture, such debt securities to have the following title and terms (all capitalized terms used herein which are defined in the Indenture are used as defined therein):

            1. The title of the issue of the debt securities shall be "6.90% Notes Due 2004" (the "Notes");

            2. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other 6.90% Notes pursuant to Sections 2.05, 2.06, 2.07 and 3.03 of the Indenture) shall be, and is hereby limited to, $250,000,000;

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            3.    The  date  on  which  the  principal  of the  Notes  shall  be payable shall be July 1, 2004;

            4. The Notes shall bear interest at the rate of 6.90% per annum. Interest on the Notes shall accrue from June 29, 1999, or from the most recent Interest Payment Date to which interest has been paid or provided for. Accrued interest on the Notes shall be payable on January 1 and July 1 in each year, to the persons in whose names the Notes are registered at the close of business on the preceding December 15 and June 15, respectively;

            5. The Place of Payment for the Notes shall be the office or agency of the Trustee maintained for that purpose in the City of Chicago and in the Borough of Manhattan, the City of New York; and

            6. The Notes shall not be subject to redemption prior to maturity and will not be entitled to any sinking fund.

      FURTHER RESOLVED, that the Notes shall be issued only in registered form without coupons;

      FURTHER RESOLVED, the purchase price to be paid to the Company for the sale of the Notes to the "Underwriters" (as defined below) shall be 99.27% of the principal amount of the Notes, and the initial offering price to the public of the Notes shall be 99.87% of the principal amount of the Notes, with no accrued interest payable on the date of delivery;

      FURTHER RESOLVED, that the form of the Notes shall be substantially in the form attached to this consent action;

      FURTHER RESOLVED, that the Notes shall be sold, under a firm commitment underwriting, to the Underwriters (the "Underwriters") identified in the Underwriting Agreement (the "Underwriting Agreement") to be executed between the Company and Morgan Stanley & Co. Incorporated and Aon Capital Markets as the Underwriters named therein;

      FURTHER RESOLVED, that the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and any Executive Vice President of the Company (either one acting alone) be, and each hereby is, authorized, in the name and on behalf of the Company, to execute and deliver the Underwriting Agreement providing for the sale of the Notes therein to the Underwriters substantially in the form distributed to each of the undersigned prior hereto, with full power and authority to make such changes or additions thereto as any of them may approve, such approval to be conclusively evidenced by the execution thereof; and

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      FURTHER RESOLVED, that there be issued under the Indenture,  and delivered and sold under the Underwriting Agreement as executed (against receipt by the Company of payment as therein provided), the Notes, and the Chairman and Chief Executive Officer, the President and Chief Operating Officer and any Executive Vice President (either one acting alone) be, and each hereby is, authorized, on behalf of the Company, to execute the Notes (by manual or facsimile signatures), under its corporate seal reproduced thereon attested (by manual or facsimile signatures) by the Corporate Secretary or any Assistant Secretary and to deliver the Notes to the Trustee; and the
      Trustee  be,  and  hereby  is,   authorized  and  directed   thereupon  to
      authenticate  and deliver the Notes in accordance  with the  provisions of
      Section 2.03 of the Indenture, the Notes when authenticated to be delivered by the Trustee upon the order of the Chairman and Chief Executive Officer, the President and Chief Operating Officer or any Executive Vice President as and when the conditions with respect to the authentication and delivery thereof under the Indenture have been complied with.

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